EXHIBIT 5.1
                               Opinion of Counsel




















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                                   May 25, 1994


Apple Computer, Inc.
20525 Mariani Avenue
Cupertino, California  95014

     Re:  Registration Statement on Form S-8
          for 20,000 Director Warrant Shares

Ladies and Gentlemen:

      I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about May 27, 1994 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 20,000 shares (the "Shares") of Apple Computer, Inc.'s Common Stock, no par value, authorized for issuance upon exercise of the warrants issued to outside directors (the "Director Warrants"). As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares pursuant to the Director Warrants.

      It is my opinion that, when issued and sold pursuant to the terms of the Director Warrants, the Shares will be legally and validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

                                   Very truly yours,

                                   /s/ Peter M. Moldave

                                   Peter M. Moldave
                                   Senior Counsel, Corporate




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